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                    U.S. BANCORP ANNOUNCES MANAGEMENT CHANGES

                            HEASLEY TO LEAVE COMPANY

                       STONE NAMED HEAD OF BRANCH CHANNEL

MINNEAPOLIS, AUGUST 22, 2000--U.S. Bancorp (NYSE: USB) today announced that Philip G. Heasley, president and chief operating officer, has decided not to renew his employment contract with the company. He will stay on through late fall in a transition role and will continue to serve as U.S. Bancorp's representative on the Visa board as well as chairman of Visa U.S.A.

         Additionally, Kent V. Stone, a 20-year veteran of U.S. Bancorp, has been named to succeed Peter E. Raskind, U.S. Bank's head of branch channel. Stone will also become a member of the company's operating committee, which is composed of the company's most senior executives. Stone, 42, has most recently served as a regional manager for consumer banking for California, Nevada, Utah and southeast Idaho. Raskind has announced that he is joining National City Corporation in Cleveland, Ohio, as an executive vice president with responsibility for that company's consumer finance line of business.

         "We respect Phil's decision," said John F. Grundhofer, U.S. Bancorp chairman and chief executive officer. "We appreciate his contributions and we are indeed fortunate to have an outstanding team to build on the successful management operations and

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U.S. Bancorp Management Changes - 2

procedures that Phil helped to put in place. We are on track to grow this company and to continue to expand the services we offer to our customers." The company said it has no plans to replace Heasley at this time and that Grundhofer would formally take over as chair of the operating committee.

         Heasley, 51, who has been with U.S. Bancorp for 13 years, was named president and chief operating officer in July 1999. "It's been a difficult personal decision not to renew my contract here," said Heasley. "But I'm at the point in my career when I want to run a company as a CEO and I've decided to look outside U.S. Bancorp. This is a great company with good people and a promising future. I'm happy to have been part of it."

         Stone has held a variety of retail banking management positions in various markets for the company, including district manager for Minneapolis-St. Paul as well as retail state manager for Illinois and Wisconsin. He was named a retail market manager for California in 1997, added responsibility for Nevada in 1998 and for Utah and southeast Idaho in 1999.

         Raskind, 43, has been with U.S. Bancorp since 1983 and held positions in operations, commercial banking and corporate trust prior to being named a vice chairman of U.S. Bank in September of 1999. "It has been a great pleasure to be a part of the growth of U.S. Bancorp. I have enjoyed every experience, but the opportunity with National City allows us to move closer to our family in Ohio," Raskind explained.

         Grundhofer commented, "Kent has proven to be an effective leader and has done a great job for us on the West Coast. We'll miss Peter and understand his wish to be closer to family and accept a new challenge."

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U.S. Bancorp Management Changes - 3

         Minneapolis-based U.S. Bancorp (NYSE: USB), with $86 billion in assets, is the 10th largest financial services holding company in the nation and operates approximately 1,000 banking offices in the Midwest and West. The company provides comprehensive banking, trust, investment and payment systems products and services to consumers, businesses and institutions. It operates a network of 5,000 ATMs and provides 24-hour, seven-days-a-week telephone customer service. The company offers full-service brokerage services at approximately 100 offices through U.S. Bancorp Piper Jaffray. The company is the largest provider of Visa corporate and purchasing cards in the world, and is one of the largest providers of corporate trust services in the nation. For further information, please visit the U.S. Bancorp web site at www.usbank.com.